Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of the Registration Statement to Form S-1 of our report dated September 27, 2007, relating to the consolidated financial statements of EnerLume Energy Management Corp. and Subsidiaries (formerly Host America Corporation and Subsidiaries), which appears in such Prospectus.  Our report contains an explanatory paragraph regarding uncertainties as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Mahoney Cohen & Company, CPA, P.C.
Mahoney Cohen & Company, CPA, P.C.
New York, New York

January 28, 2008